EXHIBIT 11


                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

October 20, 1999

First American Investment Funds, Inc.
Oaks, Pennsylvania 19456

Re:  First American Investment Funds, Inc.
Shares to be Issued Pursuant to Agreement and Plan of Reorganization

Ladies and Gentlemen:


         We have acted as counsel to First American Investment Funds, Inc., a Maryland corporation ("FAIF"), in connection with FAIF's authorization and proposed issuance of its Class AA (also known as "Small Cap Value Fund") common shares, par value $.0001 per share (the "Shares"). The shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement") by and among Small Cap Value Fund (the "Acquiring Fund"), a series of FAIF, and Regional Equity Fund and Micro Cap Value Fund (collectively the "Acquired Funds"), two additional series of FAIF. A form of the Agreement is included as Exhibit A to the Prospectus/Proxy Statement relating to the transactions contemplated by the Agreement included in the FAIF's Registration Statement on Form N-14 filed with the Securities and Exchange Commission (the "Registration Statement").

         In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by FAIF in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of FAIF, certificates of public officials and of responsible officers of FAIF, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deemed proper on certificates of public officials and of responsible officers of FAIF. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

Based on the foregoing, it is our opinion that:


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         1. FAIF is validly existing as a corporation in good standing under the laws of the State of Maryland.

         2. The Shares, when issued and delivered by the Acquiring Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         In rendering the foregoing opinions (a) we express no opinion as to the laws of any jurisdiction other than the State of Maryland, and (b) we have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in FAIF's final Prospectus/Proxy Statement relating to the Shares included in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Dorsey & Whitney LLP